TECHNOLOGY AND PAYMASTER SERVICES AGREEMENT

This Technology and Paymaster Services Agreement (the “Agreement”) is entered into and effective as of the first day of November, 2023 (the “Effective Date”) by and between GATC Health Corp, a Wyoming corporation (the “Company”) and IrisMind, LLC, a Delaware limited liability company (the “Consultant”). Each of the Company and the Consultant are also referred to as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company is engaged in the business of genetic testing and analysis, artificial intelligence applied thereto, wellness recommendations and artificial intelligence-assisted drug discovery (the “Business”); and

WHEREAS, Consultant has been providing technology consulting services to the Company in connection with the business pursuant to a verbal contract between the parties; and

WHEREAS, the Company and Consultant desire that the past and current contractual relationship between the parties be memorialized in writing.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Services. Upon the terms and conditions which are hereinafter set forth, the Company hereby agrees to employ Consultant as a technology consultant as well as a paymaster for goods and services provided for the benefit of Company.

Section 2. Historical Practice. Initially, the Consultant compensated a number of individuals providing technology and scientific services to the Company on the Company’s behalf as independent contractors. The Company also compensated the Consultant for services of its principal, Jayson Uffens (“Uffens”), who is also the Company’s Chief Technology Officer of the Company. The reason for this practice was that (a) these persons were physically located in Utah, while the Company, newly formed and located in California, was still developing its administrative capabilities; (b) due to the startup nature of the Company, the permanence of such persons’ engagement was not assured; (c) the exemption from the minimum wage and overtime pay requirements provided by Sections 13(a)(1) and 13(a)(17) of the Fair Labor Standards Act for computer programmers; and (d) other factors which tended to indicate that such personnel were independent contractors pursuant to IRS and Utah requirements. In addition, the Company was still developing its business plan and administrative structure. The Company also paid Consultant for hosting of the Company’s artificial intelligence platform with third parties and with the Consultant, as well as for other technology services. The Consultant has invoiced the Company monthly for all of these services. With respect to the services provided through October 31, 2023, the Parties agree that all invoices have been correct and that the Parties have been in full compliance with the verbal agreement between the Parties. The Consultant represents and warrants that all personnel and service providers through October 31, 2023 have been fully paid in accordance with contractual terms. With respect to the engagement of personnel paid as independent contractors, the Parties mutually agreed that such classification was correct (as opposed to classification as employees), and the Company agrees to indemnify Consultant and Uffens, including legal fees and costs, for any liabilities should that determination be held to be incorrect in any legal or regulatory proceeding.

Section 3. Continuing Services. The Parties agree that going forward, all individuals performing services for the Company’s benefit on a continuing basis, including Uffens, shall be compensated as employees, rather than as independent contractors. Third party services shall be invoiced at cost. Hosting and other services provided by Consultant shall be billed at cost including related administrative and supervisory costs.

Section 4. Term of Agreement. This Agreement shall continue at will, subject to termination for any reason upon 180 days’ notice (the “Term”). Upon expiration of the Term, Consultant shall promptly return to the Company all material that is owned by the Company under Section 6 below. The expiration of this Agreement shall not relieve Consultant of its obligations regarding Confidential Information under Section 10 below.

Section 5. Interrelationship with Uffens’ Employment as an Officer of Company. Except as to Sections 6 and 10 of this Agreement, the Parties agree that this Agreement shall not govern the relationship of Uffens as an officer, employee or shareholder of the Company.

Section 6. Rights in Works. Consultant agrees that the Company shall be the owner of all material that is used by Consultant or developed for or by the Company in connection with the performance of any Services by Consultant. Consultant hereby assigns and agrees to assign in the future (when any such Inventions, as defined below, or Proprietary Rights, as defined below, are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all of Consultant’s right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Consultant in performance or in connection with the Services, either alone or jointly with others, during the Term. As used herein, “Inventions” shall mean any trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, knowhow, improvements, discoveries, developments, designs and techniques; and “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world. Notwithstanding the foregoing, the Parties understand that the Proprietary Rights pertaining to the Integration Project shall be the property of ColabAI.

Section 7. Non-Exclusive Services. The Company acknowledges that the Consultant is currently providing services of the same or similar nature to other parties and the Company agrees that the Consultant is not prevented or barred from rendering services of the same or similar nature to any other individual or entity. The Consultant understands and agrees that the Company shall not be prevented or barred from retaining other persons or entities to provide services of the same or similar nature as those provided by the Consultant. The Consultant will take reasonable steps to determine and advise the Company of its position with respect to any activity, employment, business arrangement or potential conflict of interest which may be relevant to this Agreement, but Consultant shall not be obligated to conduct an exhaustive review of his activities or those of his clients to determine whether or not such a conflict exists.

Section 8. Representations, Warrants and Covenants of the Consultant. The Consultant represents, warrants and covenants to the Company as follows:

(a)The Consultant has the full authority, right, power and legal capacity to enter into this Agreement and to consummate the transactions which are provided for herein.

(b)The business and operations of the Consultant have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities which affect the Consultant or its properties, assets, businesses or prospects. The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Consultant or cause acceleration under any arrangement, agreement or other instrument to which the Consultant is a party or by which any of its assets are bound. The Consultant has performed in all respects all of his obligations which are, as of the date of this Agreement, required to be performed by him pursuant to the terms of any such agreement, contract or commitment.

(c)The execution, delivery and performance of this Agreement: (i) does not violate any agreement or undertaking to which the Consultant is a party or by which the Consultant may be bound and (ii) shall not result in the imposition of any restrictions or obligations upon the Consultant other than the restrictions and obligations imposed by this Agreement.

(d)The execution and delivery by the Consultant of this Agreement and the performance by the Consultant of its obligations hereunder will not violate any provision of law, any order of any court or other agency of government and will not result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any provision of any agreement or other instrument to which the Consultant, or any of his properties or assets, is bound.

(e)The Consultant has not entered into and is not subject to any agreement, including, but not limited, to any employment, non-compete, confidentiality or work product agreement which would (i) prohibit the execution of this Agreement, (ii) prohibit its engagement as a Consultant by the Company, or (iii) affect any of the provisions of, or his obligations pursuant to this Agreement.

(f)If, during the Term, any event occurs or any event known to the Consultant relating to or affecting the Consultant shall occur as a result of which (i) any provision of this Section 8 of this Agreement at that time shall include an untrue statement of a fact, or (ii) this Section 8 of this Agreement shall omit to state any fact necessary to make the statements herein, in light of the circumstances under which they were made, not misleading, the Consultant will immediately notify the Company.

(g)It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that the Company knew or had reason to know that any representation, warranty or covenant in this Agreement or to be furnished to the Company contained untrue statements.

(h)No representation or warranty of the Consultant which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, contains or shall contain any untrue statement of a material fact, omits or shall omit to state any material fact which is required to make the statements which are contained herein or therein, in light of the circumstances pursuant to which they were made, not misleading.

(i)All representations, warranties and covenants made in or in connection with this Agreement shall continue in full force and effect during and after the Term of this Agreement, it being agreed and understood that each of such representations, warranties and covenants is of the essence of this Agreement and the same shall be binding upon the Consultant and inure to the Consultant, his successors and assigns.

Section 9. Representations, Warrants and Covenants of the Company. The Company represents, warrants and covenants to the Consultant as follows:

(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of state of Wyoming with all requisite power and authority to carry on its business as presently conducted in all jurisdictions where presently conducted, to enter into this Agreement and to the transactions which are contemplated herein.

(b)The Company has the full authority, right, power and legal capacity to enter into this Agreement and to consummate the transactions which are provided for herein. The execution of this Agreement by the Company and its delivery to the Consultant, and the consummation by it of the transactions which are contemplated herein have been duly approved and authorized by all necessary action by the Company's Board of Directors and no further authorization shall be necessary on the part of the Company for the performance and consummation by the Company of the transactions which are contemplated by this Agreement.

(c)The business and operations of the Company have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities which affect the Company or its properties, assets, businesses or prospects. The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the

(d)Company or cause acceleration under any arrangement, agreement or other instrument to which the Company is a party or by which any of its assets are bound. The Company has performed in all respects all of its obligations which are, as of the date of this Agreement, required to be performed by it pursuant to the terms of any such agreement, contract or commitment.

(e)The execution, delivery and performance of this Agreement: (i) does not violate any agreement or undertaking to which the Company is a party or by which the Company may be bound and (ii) shall not result in the imposition of any restrictions or obligations upon the Company other than the restrictions and obligations imposed by this Agreement.

(f)It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that the Consultant knew or had reason to know that any representation, warranty or covenant in this Agreement or furnished or to be furnished to the Consultant contained untrue statements.

(g)No representation or warranty of the Company which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, contains or shall contain any untrue statement of a material fact, omits or shall omit to state any material fact which is required to make the statements which are contained herein or therein, in light of the circumstances pursuant to which they were made, not misleading.

(h)All representations, warranties and covenants made in or in connection with this Agreement shall continue in full force and effect during and after the Term of this Agreement, it being agreed and understood that each of such representations, warranties and covenants is of the essence of this Agreement and the same shall be binding upon the Company and inure to the Consultant, his successors and assigns.

Section 10. Confidential Information. Consultant acknowledges that, during the Term, Consultant may acquire Confidential Information (as defined below) belong to, or relating to the affairs of, the Company, which it could not reasonably obtain but for its relationship with the Company. Accordingly, at all times after the date hereof, Consultant agrees (i) not to use, either directly or indirectly, any of the Confidential Information for any purpose whatsoever, or (ii) disseminate or disclose any of the Confidential Information to any person or entity other than the officers or directors of the Company, in both cases, except and only to the extent necessary to perform any Services under this Agreement. Consultant agrees to secure and protect the Company’s Confidential Information in a manner which is reasonably necessary to maintain the Company’s confidential and proprietary rights in such information. For purposes of this Agreement, “Confidential Information” means all information related to the Company, which is not generally known by persons other than the officers and directors of the Company, and which is proprietary to the Company or the disclosure of which would be detrimental to the Company, including, without limitation, (i) work product resulting from or relating to the Services to be performed by Consultant, (ii) the Company’s internal personnel, financial and marketing information, (iii) the Company’s strategic, operational, marketing, advertising and other business plans and forecasts, and (iv) confidential information provided by or regarding the Company’s employees or other agents. “Confidential Information” shall not include information which is or becomes known to the public generally through no act or failure to act on the part of Consultant.

Section 11. Arbitration and Legal Proceedings. All claims and disputes arising under or relating to this Agreement are to be settled by binding arbitration in Orange County in the state of California or another location mutually agreeable to the parties. The arbitration shall be conducted on a confidential basis by JAMS. Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact and shall include the assessment of costs, expenses, and reasonable attorneys' fees. Any such arbitration shall be conducted by an arbitrator experienced in business law and shall include a written record of the arbitration hearing. The parties reserve the right to object to any individual who shall be employed by or affiliated with a competing organization or entity. An award of arbitration may be confirmed in a court of competent jurisdiction.  If Consultant is not willing to submit all disputes to binding arbitration, she may decline this provision by striking this paragraph out at the time of execution. If any legal action is brought for the enforcement, rescission, or interpretation of this Agreement because of any alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding in addition to any other relief to which it may be entitled.

Section 12. Other Provisions.

(a)Notices. All legal notices, consents or other communications shall be in writing, and shall be delivered personally or by messenger, or mailed by registered or certified mail, return receipt requested, postage prepaid, or via telecopy, in all cases addressed to the party for whom intended at its address set forth below:

If to the Company: 2030 Main Street, Suite 650, Irvine, CA 92614

If to Consultant: 8610 Sandy Parkway, Suite 210, Sandy, Utah 84070

or at such other address as a party has designated by notice in writing to the other party given in the manner provided by this Section 9(a). Without limiting any other means by which a party may be able to prove that a notice has been received by the other party, a notice shall be deemed to be duly received (i) if sent by hand, overnight courier or telegram, the date when left at the address of the recipient; (ii) if sent by registered or certified mail, the date of the return receipt.

(b)Successors and Assigns; Assignment. All covenants, promises and agreements by or on behalf of the parties contained in this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties; but nothing in this Agreement, express or implied, is intended to confer on any party the right to assign its rights or obligations hereunder. Consultant may not assign its rights hereunder to any person or entity without the prior written consent of the Company. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

(c)Amendments, Supplements, Waivers. No amendment, supplement, modification or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the parties in the case of an amendment or supplement and by the waiving party in the case of a waiver.

(d)Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, as if executed and to be performed wholly within the State of California and excluding any choice of law rules that may dictate the application of the laws of another state.

(e)Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with regard to the subject matter hereof and thereof and supersedes and replaces all prior or contemporaneous agreements, understandings and representations, oral or written, with regard to such matters.

(f)Partial Invalidity. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

(g)Headings; Terms. Headings in this Agreement are for reference purposes and shall not by themselves determine the interpretation of the Agreement. Terms used with initial capital letters will have the meanings specified herein, applicable to both singular and plural forms, for all purposes of this Agreement. The word “include” and derivatives of that word are used in this Agreement in an illustrative sense rather than limiting sense.

(h)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Preparation of this

(i)Agreement has been a joint effort of both the parties and the resulting documents shall not be construed more severely against one of the parties hereto than against the other.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

GATC HEALTH CORP	IRISMIND, LLC

/s/ Jeff Moses	/s/ Jayson Uffens
Jeff Moses, President	Jayson Uffens, Manager